Exhibit 99.1
Franklin Bank Corp. Has Record Earnings
Franklin Bank’s Earnings Increased 21%
HOUSTON, October 25, 2005 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced earnings for the quarter and nine months ended September 30, 2005.
Comparison of the three months ended September 30, 2005 and September 30, 2004:
•	Net income increased 21% to $7.9 million or $.34 per diluted share.

•	Commercial loans grew 135% to $931.7 million.
Comparison of the nine months ended September 30, 2005 and September 30, 2004:
•	Net income increased 33% to $21.6 million or $.94 per diluted share, even though full synergies from our acquisitions have not yet been realized.

•	Assets grew 35% to $4.5 billion.
Business Highlights:
•	Net yield on interest earning assets improved to 2.12% in the third quarter 2005 from 2.03% in the second quarter 2005 due in part to the shifting of our loan mix toward commercial loans.

•	We were added to the Standard and Poor’s SmallCap 600 Index on October 20, 2005.

•	We purchased and integrated the operations of Elgin Bank during the third quarter.
Looking Ahead:
•	We expect our earnings for the fourth quarter 2005 to be in line with expectations.

•	We expect to complete the acquisition of the five Washington Mutual banking offices during the fourth quarter.

•	We expect to open two de novo banking offices in the Central Texas region during the fourth quarter.

•	We expect to have 38 community banking offices by the end of 2005.

•	We expect to convert First Athens to our technology platform in the first quarter of 2006.

•	We will continue to pursue additional acquisition partners.
Anthony J. Nocella, President and CEO, stated “We continue to be pleased with our performance. The growth within our commercial loans is beginning to remix our balance sheet thus resulting in a slight increase in our net yield from the second quarter. During the quarter, our commercial and consumer loans exceeded $1 billion for the first time as we continue to make progress in increasing such loans to 50% of our total loan portfolio.”
Nocella continued: “During the quarter, we had the privilege and honor to be able to close the NASDAQ Stock Market on August 24, 2005, which commemorated the accomplishment of many goals achieved since our IPO just a year and a half ago.

Standard and Poor’s recently announced that on October 20th, Franklin was added to the S&P SmallCap 600 Index. We believe this will increase our visibility in the investment community.”
Nocella continued: “Hurricanes Katrina and Rita were minor distractions to our operations during the quarter. Fortunately, our locations sustained no damage. All of our banking offices were open for business the next business day after Hurricane Rita. The management team wants to thank our employees for their dedication and hard work in preparation for the storms.”
Earnings
For the quarter ended September 30, 2005, net interest income increased 29% to $22.0 million, from $17.0 million during the same period in 2004. For the nine months ended September 30, 2005, net interest income increased 35% to $62.8 million, from $46.4 million during the same period in 2004. The increase was primarily due to an increase in the volume of higher yielding commercial loans.
For the quarter ended September 30, 2005, we saw our net yield on interest earning assets improve to 2.12% from 2.03% in the prior quarter. This improvement was due to the growth in our commercial and consumer loan portfolios. For the nine months ended September 30, 2005, the net yield on interest-earning assets decreased as expected from 2.32% to 2.14% as compared to the same period in 2004. The decrease in the net yield was primarily attributed to the flattening of the yield curve and a reduced spread on our single family loans held for sale.
During the third quarter, we completed our annual reserve validation on commercial and consumer loans. Our validation consists of segregating our portfolio and comparing our loss factors to our historical charge-offs, peer data, and industry data. The analysis of our performance resulted in a reduction of the provision for credit losses during the third quarter 2005 and a decrease in our allowance for credit losses.
Non-interest income increased to $5.3 million from $5.1 million in the last quarter. The increase is primarily attributable to our first securitization of single family loans and the sale of these loans into the secondary market. The increase is also attributable to an increase in deposit fee income as a result of deposit account growth in our community bank.
For the nine months ended September 30, 2005 and 2004, non-interest income was $13.9 million and $8.9 million, respectively, representing an increase of 56% in 2005 over 2004. The increase was primarily due to an increase in loan fees from the expansion of our commercial lending operations and deposit fees from the growth of our community bank.
Non-interest expense increased to $15.2 million from $14.3 million last quarter. The increase is attributable to an increase in salaries, benefits and occupancy. Salaries and benefits increased due to the increase in headcount from the Elgin Bank acquisition. The increase in occupancy expense is primarily attributed to the full-quarter effect of First Athens, the addition of two banking offices from the Elgin acquisition, and the opening of our community banking office in Dripping Springs.
Non-interest expense increased to $42.4 million for the nine months ended September 30, 2005 from $28.6 million for the same period in the prior year. This increase was primarily attributable to the growth in our community banking and commercial lending businesses. Since September 30, 2004, we doubled our community banking offices from 16 to 31 and increased our commercial loans 135%.
Our efficiency ratio increased slightly to 55.92% for the quarter ended September 30, 2005 as compared to 55.52% the second quarter of 2005. During the third quarter of 2005, the efficiency ratio was impacted by the First Athens and Elgin acquisitions. These acquisitions have substantially higher efficiency ratios. Expense reductions are realized only after we complete the integration of these acquisitions to our platform.
Financial Condition
We closed the quarter with assets of $4.5 billion, or a 28% increase from $3.5 billion at December 31, 2004. Our assets increased $156 million from June 30, 2005. Our loan portfolio totaled approximately $3.9 billion as of September 30, 2005 and $3.8 billion as of June 30, 2005 and $2.7 billion at September 30, 2004.
Our commercial loan portfolio increased 10% to $931.7 million as of September 30, 2005 compared to $843.3 million as of June 30, 2005. As of September 30, 2005, we have 26% of our loan portfolio in commercial and consumer loans compared to 17% at September 30, 2004.
Our single family loans held for investment portfolio remained at the $2.7 billion level as of September 30, 2005 compared to the previous quarter. We originated $243.9 million in mortgage loans for the quarter ended September 30, 2005, compared to $199.8 million for the quarter ending June 30, 2005.
While our nonperforming assets as a percentage of total assets increased to .56% or $24.8 million at September 30, 2005, our asset quality continues to be strong. The increase in non-performing assets is attributed to a single family development loan outside of Houston in the amount of $14.5 million. We do not anticipate a loss on this loan.
Additionally, we have approximately $9.0 million in single family mortgage loans that are in areas affected by Hurricanes Katrina and Rita. However, none of these loans are located in the areas that have known devastation. We have reviewed these loans and currently do not expect any material adverse impact.

Our goal is to have one-third of our fundings from community banking deposits, one-third from wholesale deposits, and one-third from other sources such as the Federal Home Loan Bank. Our community banking deposits continue to increase organically as well as from acquisitions. On a pro forma basis, including the acquisition of the five Washington Mutual banking offices, we will have approximately 28% of our fundings from community banking deposits by December 31, 2005.
Looking Forward
We expect our earnings for the fourth quarter 2005 to be in line with expectations.
We will continue to strive to meet our goal to have our efficiency ratio below 50%. The efficiency ratio will fluctuate, as efficiencies are achieved only after technology conversions and as we consolidate and integrate our processes. We expect to acquire and convert Washington Mutual banking offices during the fourth quarter 2005 and convert First Athens during the first quarter 2006.
We continue to pursue a number of additional acquisitions inside our community banking markets. Nocella commented, “Our acquisition partners are expected to be relationship-driven community banks whose bankers are trusted financial advisors who provide personalized service to customers.” We will also continue to expand through the opening of new banking offices. We plan to expand our Central Texas network through the opening of two additional de novo community banking offices during 2005 and two more de novo offices in 2006.
Proposed Acquisition
The Company previously announced the signing of a purchase and assumption agreement with Washington Mutual Bank for five banking offices located in the following Texas cities: Beaumont, Groves, Nederland, El Campo and Wharton. In the aggregate, the transaction results in the acquisition of approximately $284 million of community banking deposits and $31 million of consumer and home equity loans. We expect to complete this transaction in the fourth quarter 2005. Therefore, while we expect a de minimis effect on earnings for 2005, we believe the transaction will be accretive in 2006.
Company Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.5 billion bank holding company. Franklin Bank Corp. began trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. was ranked #1 in revenue growth within the Houston Chronicle’s Houston 100 list for 2004. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.

Franklin has a unique community banking philosophy which focuses on a high growth commercial lending approach outside the major metropolitan cities. There are currently 12 community banking offices in Central Texas and 18 community banking offices in East Texas.
Through its subsidiary Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. The bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of our customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services through Investment Professional Services, Inc.
For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Forward-Looking Information
This announcement includes forward-looking statements. These forward- looking statements include comments with respect to our goals, objectives, expectations, and strategies and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call
The Company will conduct a conference call to review announcements made in this press release on Wednesday, October 26, 2005, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-311-6662. Participants calling from outside the United States may dial 1-719-457-2696. The passcode “8671546” is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Wednesday, October 26, 2005 through November 3, 2005. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “8671546” is required to access the replay of the call.
Contact: Kris Dillon, Investor Relations 713-339-8999

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2005	2005	2004
Assets
Cash and cash equivalents	$66,708	$69,047	$248,919
Available for sale securities	65,051	60,213	64,851
FHLB stock and other investments	90,626	84,364	65,218
Mortgage-backed securities	120,993	117,227	126,983
Loans
Single family	2,917,764	2,893,478	2,259,970
Commercial	931,654	843,289	397,238
Consumer	86,202	76,878	54,257
Allowance for credit losses	(9,024)	(9,203)	(6,292)

Loans, net	3,926,596	3,804,442	2,705,173
Goodwill	115,102	102,950	57,492
Other intangible assets, net	10,312	8,923	4,198
Premises and equipment, net	23,696	20,576	11,000
Real estate owned	5,972	5,574	4,339
Other assets	31,696	27,190	20,381

	$4,456,752	$4,300,506	$3,308,554

Liabilities
Deposits	$2,001,839	$2,041,930	$1,567,710
FHLB advances	1,985,737	1,842,247	1,438,778
Junior subordinated notes	107,928	82,173	20,224
Other liabilities	32,608	25,772	20,186

Total liabilities	4,128,112	3,992,122	3,046,898

Stockholders’ equity
Common stock	234	227	212
Paid-in capital	281,796	269,818	243,037
Retained earnings	47,140	39,208	18,614
Accumulated other comprehensive income:
- Unrealized losses on securities available for sale, net	(948)	(892)	(132)
- Cash flow hedges, net	418	23	(75)

Total stockholders’ equity	328,640	308,384	261,656

	$4,456,752	$4,300,506	$3,308,554

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	September 30, 2005	June 30, 2005	September 30, 2004
Interest income
Cash equivalents and short-term investments	$2,114	$1,691	$930
Mortgage-backed securities	1,153	882	1,162
Loans	49,673	44,614	30,078

Total interest income	52,940	47,187	32,170

Interest expense
Deposits	14,250	13,068	7,302
FHLB advances	15,290	13,065	7,519
Junior subordinated notes	1,421	893	373

Total interest expense	30,961	27,026	15,194

Net interest income	21,979	20,161	16,976
Provision for credit losses	(428)	426	556

Net interest income after provision for credit losses	22,407	19,735	16,420

Non-interest income
Loan fee income	1,632	2,104	1,297
Deposit fees	1,397	1,106	628
Gain on sale of single family loans	1,085	1,292	1,883
Gain on sale of securities	727	44	72
Other	447	576	82

Total non-interest income	5,288	5,122	3,962

Non-interest expense
Salaries and benefits	7,884	7,260	5,009
Data processing	1,673	1,327	1,015
Occupancy	1,466	1,196	900
Professional fees	1,236	1,688	994
Loan expenses	497	568	695
Core deposit amortization	402	281	119
Other	2,084	1,974	1,620

Total non-interest expenses	15,242	14,294	10,352

Income before taxes	12,453	10,563	10,030
Income tax expense	4,521	3,834	3,494

Net income	$7,932	$6,729	$6,536

Basic earnings per common share	$0.34	$0.30	$0.30

Diluted earnings per common share	$0.34	$0.29	$0.30

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30, 2005	September 30, 2004
Interest income
Cash equivalents and short-term investments	$5,466	$2,598
Mortgage-backed securities	2,978	3,953
Loans	132,915	76,435

Total interest income	141,359	82,986

Interest expense
Deposits	36,424	19,121
FHLB advances	39,362	16,350
Junior subordinated notes	2,792	1,115

Total interest expense	78,578	36,586

Net interest income	62,781	46,400
Provision for credit losses	416	1,747

Net interest income after provision for credit losses	62,365	44,653

Non-interest income
Loan fee income	5,416	2,934
Deposit fees	3,429	1,782
Gain on sale of single family loans	3,004	3,149
Gain on sale of securities	771	185
Other	1,304	850

Total non-interest income	13,924	8,900

Non-interest expense
Salaries and benefits	21,808	13,927
Data processing	4,150	2,616
Occupancy	3,747	2,654
Professional fees	4,158	2,592
Loan expenses	1,727	1,510
Core deposit amortization	913	355
Other	5,931	4,978

Total non-interest expenses	42,434	28,632

Income before taxes	33,855	24,921
Income tax expense	12,282	8,725

Net income	$21,573	$16,196

Basic earnings per common share	$0.96	$0.76

Diluted earnings per common share	$0.94	$0.75

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	September 30, 2005			June 30, 2005			September 30, 2004
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$79,830	$655	3.21%	$82,658	$476	2.28%	$63,869	$213	1.31%
Available for sale securities	69,379	596	3.41%	69,617	500	2.88%	66,603	420	2.51%
FHLB stock and other investments	86,718	863	3.95%	82,279	715	3.48%	61,795	297	1.91%
Mortgage-backed securities	119,606	1,153	3.86%	99,048	882	3.56%	139,764	1,162	3.33%
Loans
Single family	2,856,445	32,971	4.62%	2,833,277	31,512	4.45%	2,343,467	23,741	4.05%
Builder lines	556,969	9,630	6.86%	478,821	7,905	6.62%	247,668	3,685	5.92%
Commercial real estate	134,731	2,388	7.03%	105,215	1,537	5.86%	50,114	859	6.82%
Mortgage banker finance	165,894	2,542	6.08%	142,489	2,051	5.77%	51,387	571	4.42%
Commercial business	40,963	636	6.16%	29,678	450	6.08%	8,268	122	5.86%
Consumer	87,252	1,506	6.85%	64,858	1,159	7.17%	61,926	1,100	7.07%

Total loans	3,842,254	49,673	5.16%	3,654,338	44,614	4.89%	2,762,830	30,078	4.35%

Total interest-earning assets	4,197,787	52,940	5.03%	3,987,940	47,187	4.74%	3,094,861	32,170	4.15%
Non-interest-earning assets	212,706			149,499			112,697

Total assets	$4,410,493			$4,137,439			$3,207,558

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$150,175	441	1.16%	$104,813	267	1.02%	$64,564	154	0.95%
Money market and savings	182,362	686	1.49%	190,209	745	1.57%	180,659	769	1.69%
Certificates of deposit	478,954	3,436	2.85%	420,937	2,736	2.61%	335,192	1,760	2.09%
Non-interest bearing deposits	138,785	—	—	102,564	—	—	52,961	—	—

Total community banking	950,276	4,563	1.91%	818,523	3,748	1.84%	633,376	2,683	1.69%
Wholesale and money desk	1,127,016	9,687	3.41%	1,176,614	9,320	3.18%	937,041	4,619	1.96%

Total deposits	2,077,292	14,250	2.72%	1,995,137	13,068	2.63%	1,570,417	7,302	1.85%

FHLB advances	1,884,286	15,290	3.18%	1,759,768	13,065	2.94%	1,341,130	7,519	2.29%
Junior subordinated notes	96,191	1,421	5.78%	57,229	893	6.17%	20,205	373	7.22%

Total interest-bearing liabilities	4,057,769	30,961	3.01%	3,812,134	27,026	2.83%	2,931,752	15,194	2.09%
Non-interest-bearing liabilities and stockholder’s equity	352,724			325,305			275,806

Total liabilities and stockholder’s equity	$4,410,493			$4,137,439			$3,207,558

Net interest income/interest rate spread		$21,979	2.02%		$20,161	1.91%		$16,976	2.07%

Net yield on interest-earning assets			2.12%			2.03%			2.18%

Ratio of average interest-earning assets to average interest-bearing liabilities			103.45%			104.61%			105.56%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$92,181	$1,778	2.54%	$64,692	$450	0.91%
Available for sale securities	67,066	1,559	3.11%	73,926	1,535	2.77%
FHLB stock and other investments	81,498	2,129	3.49%	49,330	613	1.66%
Mortgage-backed securities	108,258	2,978	3.67%	156,366	3,953	3.37%
Loans
Single family	2,745,930	92,923	4.51%	1,961,881	60,391	4.10%
Builder lines	470,454	23,219	6.60%	219,981	9,118	5.54%
Commercial real estate	111,482	5,509	6.61%	48,687	2,435	6.68%
Mortgage banker finance	143,703	6,213	5.78%	28,455	872	4.09%
Commercial business	29,989	1,387	6.18%	10,133	402	5.30%
Consumer	69,170	3,664	7.08%	61,200	3,217	7.02%

Total loans	3,570,728	132,915	4.97%	2,330,337	76,435	4.38%

Total interest-earning assets	3,919,731	141,359	4.81%	2,674,651	82,986	4.14%
Non-interest-earning assets	168,134			98,458

Total assets	$4,087,865			$2,773,109

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$111,142	896	1.08%	$68,031	492	0.97%
Money market and savings	188,862	2,209	1.56%	174,671	2,110	1.61%
Certificates of deposit	425,153	8,341	2.62%	339,417	5,002	1.97%
Non-interest bearing deposits	106,983	—	—	38,387	—	—

Total community banking	832,140	11,446	1.84%	620,506	7,604	1.64%
Wholesale and money desk	1,093,662	24,978	3.05%	809,237	11,517	1.90%

Total deposits	1,925,802	36,424	2.53%	1,429,743	19,121	1.79%

FHLB advances	1,772,561	39,362	2.93%	1,056,370	16,350	2.06%
Junior subordinated notes	60,590	2,792	6.08%	20,175	1,115	7.26%

Total interest-bearing liabilities	3,758,953	78,578	2.78%	2,506,288	36,586	1.94%
Non-interest-bearing liabilities and stockholder’s equity	328,912			266,821

Total liabilities and stockholder’s equity	$4,087,865			$2,773,109

Net interest income/interest rate spread		$62,781	2.03%		$46,400	2.20%

Net yield on interest-earning assets			2.14%			2.32%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.28%			106.72%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	September 30, 2005	June 30, 2005	September 30, 2004
Common share data
Ending shares outstanding	23,375,076	22,741,167	21,225,263
Average shares outstanding-basic	23,277,026	22,386,967	21,225,263
Average shares outstanding-diluted	23,803,035	22,857,075	21,605,178

Basic earnings per share	$0.34	$0.30	$0.30
Diluted earnings per share	0.34	0.29	0.30

Book value (period end)	$14.06	$13.56	$12.33
Tangible book value (period end)	8.69	8.64	9.42

Average balances
Assets	$4,410,493	$4,137,439	$3,207,558
Interest-earning assets	4,197,787	3,987,940	3,094,861
Interest-bearing liabilities	4,057,769	3,812,134	2,931,752

Ratios
ROA	0.71%	0.65%	0.81%
ROCE	9.81%	9.07%	10.10%
Net interest spread	2.02%	1.91%	2.07%
Net yield on interest-earning assets	2.12%	2.03%	2.18%
Efficiency Ratio	55.92%	55.52%	49.04%
Equity to assets (period end)	7.37%	7.17%	7.91%
Equity to assets (average)	7.27%	7.19%	8.03%
Capital ratios — (bank only):
Leverage ratio	7.03%	6.67%	6.45%
Tier 1 risk-based capital ratio	11.29%	10.72%	11.38%
Total risk-based capital ratio	11.63%	11.09%	11.73%

Asset quality
Nonperforming Loans (“NPLs”)	$19,842	$4,867	$5,744
REO	4,963	4,565	3,252

Nonperforming Assets (“NPAs”)	$24,805	$9,432	$8,996

NPLs as % of loans	0.50%	0.13%	0.21%
NPAs as % of assets	0.56%	0.22%	0.27%
Allowance to period end loan balance	0.23%	0.24%	0.23%
Allowance to average loan balance	0.23%	0.25%	0.23%

Branch and employee data
Full-time equivalent employees	677	635	493
Commercial banking offices	6	6	4
Retail mortgage offices	51	51	56
Wholesale mortgage origination offices	4	3	3
Community banking offices	31	28	16

Loan portfolio
Single family
Held for investment	$2,659,983	$2,716,090	$2,051,247
Held for sale	257,781	177,388	208,723
Builder lines	598,723	527,558	267,890
Mortgage banker finance	147,775	159,600	70,562
Other	271,358	233,009	113,043
Allowance for credit losses	(9,024)	(9,203)	(6,292)

Loans, net	$3,926,596	$3,804,442	$2,705,173

Deposits
Community banking	$963,677	$881,499	$621,450
Wholesale and money desk	1,038,162	1,160,431	946,260

Total deposits	$2,001,839	$2,041,930	$1,567,710

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Nine Months Ended September 30,
	2005	2004
Common share data
Ending shares outstanding	23,375,076	21,225,263
Average shares outstanding-basic	22,532,716	21,225,263
Average shares outstanding-diluted	23,015,655	21,659,674

Basic earnings per share	$0.96	$0.76
Diluted earnings per share	0.94	0.75

Book value (period end)	$14.06	$12.33
Tangible book value (period end)	8.69	9.42

Average balances
Assets	$4,087,865	$2,773,109
Interest-earning assets	3,919,731	2,674,651
Interest-bearing liabilities	3,758,953	2,506,288

Ratios
ROA	0.71%	0.78%
ROCE	9.57%	8.57%
Net interest spread	2.03%	2.20%
Net yield on interest-earning assets	2.14%	2.32%
Efficiency Ratio	54.68%	51.30%
Equity to assets (period end)	7.37%	7.91%
Equity to assets (average)	7.37%	9.11%
Capital ratios — (bank only):
Leverage ratio	7.03%	6.45%
Tier 1 risk-based capital ratio	11.29%	11.38%
Total risk-based capital ratio	11.63%	11.73%

Asset quality
Nonperforming Loans (“NPLs”)	$19,842	$5,744
REO	4,963	3,252

Nonperforming Assets (“NPAs”)	$24,805	$8,996

NPLs as % of loans	0.50%	0.21%
NPAs as % of assets	0.56%	0.27%
Allowance to period end loan balance	0.23%	0.23%
Allowance to average loan balance	0.25%	0.27%

Branch and employee data
Full-time equivalent employees	677	493
Commercial banking offices	6	4
Retail mortgage offices	51	56
Wholesale mortgage origination offices	4	3
Community banking offices	31	16

Loan portfolio
Single family
Held for investment	$2,659,983	$2,051,247
Held for sale	257,781	208,723
Builder lines	598,723	267,890
Mortgage banker finance	147,775	70,562
Other	271,358	113,043
Allowance for credit losses	(9,024)	(6,292)

Loans, net	$3,926,596	$2,705,173

Deposits
Community banking	$963,677	$621,450
Wholesale and money desk	1,038,162	946,260

Total deposits	$2,001,839	$1,567,710